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                                                                  EXHIBIT 10.24

To: BACKWEB TECHNOLOGIES LTD. (the "HOLDER")


Date: August 6, 2001                                           Warrant No. B1-6

                          SERIES B1 WARRANT CERTIFICATE

              to Convert a debt into Series B1 Preferred Shares of


                                   EMONY LTD.

                              VOID AFTER 24:00 p.m.
              On the last day of the Warrant Period (defined below)


This is to certify that the Holder is entitled to purchase by way of conversion, subject to the provisions of this Warrant, from Emony Ltd. (the "COMPANY"), Series B1 Preferred Shares of the Company ("PREFERRED SHARES"), at such times, conversion rate and amounts and subject to such terms and conditions as set forth below.

1.      WARRANT PERIOD

        This Warrant may be exercised at any time, in whole, from the date hereof and until immediately prior to the closing of one or more investment transactions with aggregate net cash proceeds to the Company (excluding the amount of the conversion hereunder and excluding the amount of any other debt converted at such time into equity) of at least five million U.S. dollars (U.S.$5,000,000) at a price per share of at least the Conversion Price, as defined below (the "QUALIFYING INVESTMENT") (such period, the "WARRANT PERIOD"):

2.      WARRANT SHARES AND CONVERSION PRICE

        The Holder is entitled to purchase by way of conversion, up to such number of Preferred Shares being the outcome of DIVIDING any un-repaid amount of a loan granted by the Holder to the Company pursuant to a certain Convertible Loan Agreement among the Company and certain lenders (the "CONVERTIBLE LOAN AGREEMENT"), in a principle amount of US$500,000.00 (Five hundred thousand U.S. Dollars) ("LOAN AMOUNT") bearing an interest at the rate of LIBOR for 6 month loans as quoted by Bank Leumi LeIsrael Ltd. plus 1.5% (one and a half percent) per annum, compounded monthly, commencing at the date of grant of the Loan Amount and computed on the basis of a 365-day year for the actual number of days elapsed (the "INTEREST", and together with the Loan Amount shall be referred to as the "WARRANT AMOUNT"), by a conversion price of US$1.034 (one US Dollar three cents and four tenths of a cent) (the "CONVERSION PRICE"), subject to adjustments in the Conversion Price as a result of stock splits and/or distribution of bonus shares and/or as otherwise set below (the "WARRANT SHARES").

3.      EXERCISE OF WARRANT

        (a) EXERCISE. Subject to the provisions hereof, this Warrant may be exercised at any time in whole during the Warrant Period. This Warrant shall be exercised by notice to the Company, and presentation and surrender hereof to the Company at the principal office of the Company, accompanied by a written notice of exercise (the "NOTICE") specifying the number of Warrant Shares subject to the Notice and the applicable Warrant Amount and Conversion Price. Such notice shall become effective when given (the "EFFECTIVE DATE"), provided, however that if this Warrant is being exercised prior to a Qualifying Investment, such exercise may be conditioned upon the occurrence of a Qualifying Investment such that if the Qualifying Investment does not occur within 30 days thereafter such notice of exercise shall be deemed null and void and the Warrant shall continue in full force and effect.
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        (b) ISSUANCE OF THE WARRANT SHARES. Upon presentation and surrender of the Notice, the Company shall issue promptly to the Holder (and no later than 14 days from receipt of a Notice) the Preferred Shares to which the Holder is entitled thereto.

        (c) Upon receipt by the Company of the Notice, the Holder shall be deemed to be the Holder of the Preferred Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such Preferred Shares shall not then be actually delivered to the Holder. The Company shall pay all taxes and other charges that may be payable in connection with the issuance of the Preferred Shares and the preparation and delivery of share certificates pursuant to this
Section 3 in the name of the Holder, but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant or the Preferred Shares by the Holder.

        (d) No fractions of Preferred Shares shall be issued in connection with the exercise of this Warrant, and the number of Preferred Shares issued shall be rounded to the nearest whole number.

        (e) The Company covenants that the Preferred Shares issuable hereunder, when issued and allotted in accordance with this Warrant, and the Ordinary Shares issuable upon conversion of such Preferred Shares, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive or similar rights; will have the rights, preferences and privileges set forth in the Articles of Association of the Company; will be free and clear of any pledges, liens, claims, encumbrances or third party rights of any kind, and duly registered in the name of the Holder in the Company's shareholders register.

4.      RESERVATION OF SHARES; PRESERVATION OF RIGHTS OF HOLDER

        The Company hereby agrees that at all times it will maintain and reserve, free from pre-emptive rights, such number of authorized but un-issued Preferred Shares so that this Warrant may be exercised without additional authorization of Preferred Shares after giving effect to all other warrants, options, convertible securities and other rights to acquire shares of the Company. The Company further agrees that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

5.      LOSS OF WARRANT

        Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

6.      ADJUSTMENT

        The number of Preferred Shares purchasable upon the exercise of this Warrant and the Conversion Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 6:

        (a) If, during the Warrant Period, the Company shall make a dividend or other distribution of Company's securities to the current holders of Ordinary Shares (i.e. bonus shares), the number of the Preferred Shares purchasable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of Ordinary Shares (on an as converted basis) outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of bonus shares, such increase to become effective immediately after the opening of business on the date following such distribution, and upon the happening of such an event the Conversion Price shall be adjusted appropriately.


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        (b) If, during the Warrant Period, the outstanding Ordinary Shares shall be subdivided into a greater number of Ordinary Shares, the number of the Preferred Shares purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, if outstanding Ordinary Shares shall be combined into a smaller number of Ordinary Shares, the number of the Preferred Shares purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, and in each case the Conversion Price shall be adjusted appropriately.

        (c) If during the Warrant Period, the Company closes one or more issuances or equity securities on terms (including, without limitation, as to price) more favorable to the investors than the terms of the conversion herein, then the Holder shall be entitled to such more favorable terms as to the conversion hereunder.

        (d) In the event of a merger or sale of all or substantially all of the shares or assets of the Company during the Warrant Period, the Holder shall be entitled to convert the Warrant Amount into the most senior class of shares of the Company at a price per share to be based on a pre-money valuation of the Company equal to the lower of: (i) the pre-money valuation for purposes of the merger or sale of all or substantially all the shares or assets of the Company, or (ii) a conversion price of U.S.$1.04 (one U.S. Dollar and four cents) per share.

        Nothing herein shall in any way or manner limit or derogate from any other adjustments of the conversion ratio of the Preferred Shares into Ordinary Shares of the Company or the Warrant Shares as set forth in the Company's Articles of Association.

7.      NOTICE

        Whenever the Holder shall request in writing, the Company shall promptly compute the number of Preferred Shares purchasable hereunder and mail to the Holder at the last address provided to the Company in writing a certificate, signed by a principal financial officer of the Company, setting forth the number of Preferred Shares for which this Warrant is exercisable and the Conversion Price thereof.

8.      RIGHTS OF THE HOLDER

        (i) Without limiting the foregoing or any remedies available to the Holder, the Holder will be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Warrant.

        (ii) The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company.

        (iii) If at any time the Company shall adopt a resolution regarding its liquidation, dissolution or winding up, this Warrant, at the holder's sole discretion, shall be deemed to have been exercised, and the Warrant Shares issued pursuant hereto, prior to such resolution.

9.      REGISTRATION RIGHTS

        Upon exercise of this Warrant, the Holder shall have and be entitled to exercise the rights of registration granted under that certain Registration Rights Agreement between the Company, the Holder and the other parties named therein, dated October 10th, 2000, with respect to the Preferred Shares issued on exercise of this Warrant and the Ordinary Shares obtained upon conversion of such Preferred Shares.


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10.     INVESTMENT REPRESENTATION

        Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any other securities laws. The Holder acknowledges by acceptance of the Warrant that (a) it has acquired this Warrant for investment and not with a view to distribution; and (b) it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view to distribution and such Warrant Shares will not be registered under the Securities Act and applicable state securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the Securities Act and applicable state securities laws, or based on an opinion of counsel reasonably satisfactory to the Company, an exemption from such registration and qualification is available. The Holder, by acceptance hereof, consents to the placement of legend(s) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

11.     TERMINATION

        This Warrant and the rights conferred hereby shall terminate (save for the right of registration granted with respect to shares obtained on the exercise of this Warrant pursuant to Section 9 above) at the aforementioned time on the last day of the Warrant Period, 24:00.

12.     GOVERNING LAW

        This Warrant shall be governed by, and interpreted in accordance with, the laws of the state of Israel, without giving effect to the rules respecting conflict of law, and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Tel Aviv in respect of any dispute or matter arising out of or connected with this Warrant.

13.     TRANSFER AND ASSIGNMENT

        This Warrant and the rights, privileges and obligations conferred hereby shall be transferable and assignable by the Holder, at its discretion, subject only to limitations set forth in the Company's Articles of Association and in the Convertible Loan Agreement. If this Warrant should be transferred in part only, the Company shall, upon surrender of this Warrant for cancellation, together with funds sufficient to pay any required transfer tax, cause to be delivered to the Holder and to the transferee without charge new Warrant Certificates of like tenor with this Warrant in the respective names of the Holder and of the transferee, evidencing, separately, the rights of the Holder and the rights of the transferee to purchase their respective shares of the Common Shares purchasable hereunder.

Date: 6-8-2001

      /s/ SHARON PELEG
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      EMONY LTD.

      By:    Sharon Peleg
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      Name:
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      Title: CTO
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